Exhibit 99.1

Contacts:	For news media – George E. Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Names President of Supply Segment,
New President of Pennsylvania Delivery Company

ALLENTOWN, Pa. (Feb. 29, 2012) -- PPL Corporation (NYSE: PPL) announced Wednesday (2/29) that David G. DeCampli is being named to lead PPL’s competitive-market Supply segment.
In the new position, DeCampli will serve as president of PPL Energy Supply, LLC and president of PPL Generation, LLC, with responsibility for the company’s generating facilities in Pennsylvania and Montana as well as its energy marketing and trading operations.
DeCampli, who has more than 30 years of electric industry experience, has served as president of PPL Electric Utilities Corporation, the company’s Pennsylvania electricity delivery company, for five years.
“Dave is a proven leader who has an excellent understanding of the dynamics and challenges of the current state of the electricity business in the U.S.,” said William H. Spence, president and chief executive officer of PPL. “In this new role, Dave will be responsible for PPL’s competitive market operations, ensuring that we are maximizing the shareowner value of these businesses.”
Through its PPL Generation subsidiary, PPL owns and operates 11,000 megawatts of competitive generating capacity. The company markets that energy in the mid-Atlantic region and in the Northwest through its PPL EnergyPlus, LLC subsidiary.
Spence also announced today that Gregory N. Dudkin, currently senior vice president-Operations for PPL Electric Utilities, will replace DeCampli as president of the Pennsylvania delivery operation.
“Greg has more than three decades of experience in utility and telecommunications operations and has done an excellent job of improving the day-to-day operations of our Pennsylvania utility in the three years he’s been with PPL. We are very pleased to have someone of Greg’s experience and leadership ready to move into this important role,” said Spence.
Today’s announcement is part of the transition related to the retirement of James H. Miller, who served as chairman, president and CEO of PPL from 2006 until 2011, when Spence was named president and, later, CEO. Miller continues to serve as chairman until his March 31 retirement.
Spence, who served as chief operating officer for PPL from 2006 until his appointment as PPL president in July of last year, said he will not be appointing a new COO.
“After a thorough review of our strategic and operational needs, I believe the best structure at this point is to have the company’s four major business segments report directly to me,” said Spence. “This will allow appropriate collaboration among our executive management team while sharpening the focus on operational results in each of the business segments.”
The company’s major business segments are: the competitive-market Supply business, to be headed by DeCampli; the regulated Pennsylvania delivery business, to be headed by Dudkin; the company’s regulated electricity operations in the United Kingdom, headed by Rick L. Klingensmith, president of PPL Global, LLC; and PPL’s regulated Kentucky utility business, headed by Victor Staffieri, chairman, chief executive officer and president of LG&E and KU Energy LLC.
Also reporting to Spence are Paul A. Farr, PPL’s executive vice president and chief financial officer, and Robert J. Grey, senior vice president, general counsel and secretary.
Spence said the organizational changes will be effective March 5.
DeCampli, 54, became president of PPL Electric Utilities in April 2007 after joining PPL as senior vice president of Transmission and Distribution Operations and Engineering in late 2006.
Previously, he was vice president of Asset Management for Exelon Energy Delivery, responsible for system planning, investment strategy and operational performance for both PECO Energy in Philadelphia and Commonwealth Edison in Chicago. Earlier in his career, he held several positions with increasing responsibility in engineering, electric operations and customer service.
He holds a bachelor’s degree in electrical engineering from Drexel University and a master’s degree in organizational dynamics from the University of Pennsylvania.
Dudkin, 54, came to PPL from Comcast, where he was senior vice president of technical operations and fulfillment. Prior to that, he served as a regional senior vice president for Comcast’s Michigan operation. He has more than 20 years of wide-ranging electricity and gas utility experience at subsidiaries of Exelon Corp., including service as executive vice president of Energy Delivery Operations at ComEd and in customer service and operations vice president positions at PECO.
Dudkin earned a bachelor’s degree in mechanical engineering from the University of Delaware and a master’s in business administration from Widener University.
PPL Corporation, headquartered in Allentown, Pa., through its subsidiaries, owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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